CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 30, 2001, relating to the financial statements and financial highlights which appear in the December 31, 2000 Annual Reports to Shareholders of Strong Discovery Fund II, Strong International Stock Fund II, Strong Mid Cap Growth Fund II and Strong Multi Cap Value Fund II (formerly known as Strong Schafer Value Fund II) (constituting Strong Variable Insurance Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
April 25, 2001